Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Background

The unaudited pro forma consolidated statement of income of Shell Midstream Partners, L.P. (“we,” “us,” “our” or “the Partnership”) for the nine months ended September 30, 2018 is based upon our historical unaudited financial statements.

On May 11, 2018, we acquired from Shell Pipeline Company LP (“SPLC”), a wholly owned subsidiary of Royal Dutch Shell plc, its ownership interest in Amberjack Pipeline Company LLC, a Delaware limited liability company, (“Amberjack”), which is comprised of 75% of the issued and outstanding Series A membership interest of Amberjack (“Amberjack Series A”) and 50% of the issued and outstanding Series B membership interest of Amberjack (“Amberjack Series B”) for total cash consideration of $1,220.0 million (collectively, the “May 2018 Acquisition”). The May 2018 Acquisition closed pursuant to the terms of a Purchase and Sale Agreement (“Purchase Agreement”) entered into between us and SPLC on May 9, 2018.

We funded the May 2018 Acquisition with $494.0 million in borrowings under our five year revolver due October 2019 with Shell Treasury Center (West) Inc (“STCW”), an affiliate of Shell, and $726.0 million in borrowings under our five year revolver due December 2022 with STCW.

In February 2018, we completed equity offerings, consisting of (i) the sale of common units in a registered public offering for $680.0 million gross proceeds, (ii) the sale of common units in a private placement with Shell Midstream LP Holdings LLC, an indirect subsidiary of Shell, for an aggregate purchase price of $300.0 million and (iii) the issuance of general partner units to our general partner in order to maintain its 2% general partner interest in us for $20.0 million. The proceeds of the equity offerings were used to repay borrowings under certain of our existing credit facilities and for general partnership purposes.

Basis of Presentation

Unaudited Pro Forma Consolidated Statement of Income

The unaudited pro forma consolidated statement of income for the nine months ended September 30, 2018 has been prepared as though the May 2018 Acquisition and associated financing occurred on January 1, 2017. Borrowings under our existing five year revolving credit facilities include (i) $494.0 million under our five year revolver due October 2019 and (ii) $726.0 million under our five year revolver due December 2022 and the $1,000.0 million gross proceeds from the equity offerings used to pay down debt under our revolving credit facilities which created availability under our existing facilities to fund the May 2018 Acquisition.

No adjustments have been made to our historical audited financial statements to reflect other events subsequent to the period shown by such financial statements.

The unaudited pro forma consolidated statement of income should be read in conjunction with our unaudited financial statements as well as the related notes in our other filings with the Securities and Exchange Commission.

The adjustments to the historical unaudited consolidated statement of income are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma consolidated statement of income is not necessarily indicative of the results that would have occurred if the transaction had been completed on the dates indicated or what could be achieved in the future. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events directly attributable to the conveyance, and reflect those items expected to have a continuing impact on the Partnership for purposes of the unaudited pro forma consolidated statement of income.

Financial Statements of the Partnership

Shell Midstream Partners, L.P. Unaudited Pro Forma Consolidated Statement of Income Nine Months Ended September 30, 2018

	Shell Midstream Partners, L.P.	May 2018 Acquisition		Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma
	(in millions of dollars, except per unit data)
Revenue
Transportation, terminaling and storage services – third parties	$150.2	$—		$—		$150.2
Transportation, terminaling and storage services – related parties	163.9	—		—		163.9
Product revenue - third parties	2.2	—		—		2.2
Product revenue - related parties	24.2	—		—		24.2
Lease revenue - related parties	41.9	—		—		41.9
Total revenue	382.4	—		—		382.4
Costs and expenses
Operations and maintenance – third parties	88.9	—		—		88.9
Operations and maintenance – related parties	39.8	—		0.4	(b)	40.2
Cost of goods sold - third parties	1.9	—		—		1.9
Cost of goods sold - related parties	20.8	—		—		20.8
General and administrative – third parties	5.3	—		—		5.3
General and administrative – related parties	39.3	—		—		39.3
Depreciation, amortization and accretion	34.4	—		—		34.4
Property and other taxes	12.5	—		—		12.5
Total costs and expenses	242.9	—		0.4		243.3
Operating income	139.5	—		(0.4)		139.1
Income from equity method investments	161.3	33.2	(a)	—		194.5
Dividend income from cost investments	52.6	—		—		52.6
Other income	24.1	—		—		24.1
Investment, dividend and other income	238.0	33.2		—		271.2
Interest expense, net	42.9	—		15.2	(c)	55.4
				(2.7)	(d)
Income before income taxes	334.6	33.2		(12.9)		354.9
Income tax expense	0.2	—		—		0.2
Net income	334.4	33.2		(12.9)		354.7
Less: Net income attributable to Parent	—					—
Less: Net income attributable to noncontrolling interests	11.4	—		—		11.4
Net income attributable to the Partnership	$323.0	$33.2		$(12.9)		$343.3
General partner's interest in net income attributable to the Partnership	$94.6					$95.0
Limited partner's interest in net income attributable to the Partnership	$228.4					$248.3

Net income per Limited Partner Unit – Basic and Diluted:
Common	$1.04					$1.11

Weighted average Limited Partner Units outstanding – Basic and Diluted:
Common units – public	120.6					123.8
Common units – SPLC	98.5					100.0

Shell Midstream Partners, L.P.

Notes to Unaudited Pro Forma Consolidated Statement of Income

Pro Forma Adjustments

The following items are reflected in the unaudited pro forma consolidated statement of income:

(a) Reflects the Partnership's income from equity investment of Amberjack, consisting of 75% ownership interest of Amberjack Series A and 50% ownership interest of Amberjack Series B for the period January 1, 2018 to May 10, 2018.

(b) Reflects additional property damage and business interruption insurance related to the May 2018 Acquisition for the period January 1, 2018 to May 10, 2018.

(c)
Reflects additional interest expense on borrowings totaling $1,220.0 million from existing five year revolving credit facilities to fund the May 2018 Acquisition for the period January 1, 2018 to May 10, 2018. The weighted average interest rate used in this pro forma financial information is 3.5%, comprised of the three-month LIBOR rate as of May 11, 2018 plus a margin. A 1/8 percentage point increase in the interest rate on the total of $1,220.0 million variable rate borrowings would increase our consolidated annual interest expense by approximately $1.5 million.

(d) Reflects reversal of interest expense on borrowings that were repaid in connection with the equity offerings discussed above totaling $972.9 million from existing five year revolving credit facilities for the period January 1, 2018 to February 5, 2018. The weighted average interest rate used in this pro forma financial information is 2.9% comprised of the three-month LIBOR rate as of February 6, 2018 plus a margin.

Pro Forma Net Income Per Unit

Net income per unit applicable to common limited partner units is computed by dividing the common limited partner’s interest in net income attributable to the Partnership for the period by the weighted average number of common units outstanding for the period. Any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in our partnership agreement. Pro forma basic net income per unit is determined by dividing the pro forma net income available to common unitholders of the Partnership by the number of common units assumed to be outstanding as a result of the offering and sale of common units, the net proceeds of which were used to repay borrowings under certain of our existing credit facilities and for general partnership purposes. For the purposes of this calculation, we have assumed common units and general partner units issued as a result of this offering to be outstanding since January 1, 2017.

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